Exhibit 23.2

Consent of Stephens Inc.

We hereby consent to the use of our opinion letter dated March 10, 2017 to the Board of Directors of Mid Illinois Bancorp, Inc. included as Appendix D to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Mid Illinois Bancorp, Inc. with and into First Busey Corporation and to the references to our firm and to such opinion contained therein. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations issued by the Securities and Exchange Commission thereunder, and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

STEPHENS INC.
/s/ Stephens Inc.

August 4, 2017
Chicago, Illinois